Exhibit 99.1

Media Contacts:
James Hart
Affinion Group
(203) 956-8746 jhart@affinion.com

AFFINION ANNOUNCES EXECUTIVE SUCCESSION PLANS

Upon execution of this plan in the early fall of 2012, Todd Siegel to be named CEO;

Nathaniel Lipman to remain as Executive Chairman

STAMFORD, CT, July 5th – Affinion Group, Inc. (“Affinion” or the “Company”), the global leader in enabling companies to connect and engage with their customers, thereby creating rewarding relationships and enhancing brand loyalty, announced today that it has adopted a succession management plan to address the most senior roles at the Company.

Under the terms of this plan, Nathaniel J. Lipman, the Company’s present Chairman and Chief Executive Officer, will transition to the role of Executive Chairman and Todd Siegel, the Company’s present Chief Financial Officer, will be named Chief Executive Officer.

Additionally, Rick Fernandes and Steve Upshaw will be named Co-Presidents of Affinion Group, with Mr. Fernandes also named the Chief Executive Officer of the Company’s Global Retail Solutions unit and Mr. Upshaw also named the Chief Executive Officer of the Company’s Global Financial Solutions unit in addition to retaining his existing responsibilities as Chief Operating Officer. Both Mr. Fernandes and Mr. Upshaw will report directly to Mr. Siegel, as will the newly appointed Chief Financial Officer and Sloane Levy, in her role as General Counsel.

The Company expects to implement this plan in the early fall of 2012.

“Today’s announcement is the culmination of a long-term process, initiated by me, to ensure that we could affect a seamless transition in the Company’s leadership, and as Executive Chairman, I will continue to be extensively involved in supporting the strategic direction of the Company,” said Mr. Lipman. “After 13 years with this business – 10 as its most senior leader – I have been looking forward to devoting more of my focus and energy toward the success of our growth initiatives, while assigning more of the day-to-day responsibilities to Todd and the very talented and capable team we have assembled. They have my complete confidence.”

“We would like to thank Nat for his partnership and leadership since we recapitalized Affinion in 2005,” said Marc Becker, Senior Partner of Apollo Global Management, LLC. “During this time, Affinion has significantly grown its business, diversified its products and geographic footprint and developed a world-class management team. As a result of Nat’s guidance, Affinion is well positioned to continue expanding its business and to serve as the company of choice for its marketing partners.”

The plan, which has been adopted by the Company’s Board of Directors, is expected to be implemented immediately after Mr. Siegel’s successor as Chief Financial Officer has been named. A search process for this role has begun, and Heidrick & Struggles has been retained to advise the Company on potential candidates.

“Under Nat’s leadership, Affinion has assembled a world-class portfolio of engagement programs and services, and every day we are significantly increasing the loyalty of the more than 170 million consumers we serve in 17 countries with our more than 5,500 blue chip client partners,” said Mr. Siegel. “I believe we have the right assets, people and strategies in place to meaningfully grow the business, and I look forward to taking a more significant role in advancing us to the next stage in our development as a global solutions provider.”

About Todd Siegel

Mr. Siegel has served as Chief Financial Officer of the Company since November of 2008. Prior to this, Mr. Siegel had been General Counsel since July of 2003. Mr. Siegel joined our predecessor company in November of 1999 from Skadden, Arps, Slate, Meagher and Flom, where he was a corporate associate. Previous to that, he was a certified public accountant with Ernst & Young.

About Affinion Group

As a global leader with almost 40 years of experience, Affinion Group enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,570 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, Conn., the Company has approximately 4,500 employees and has marketing capabilities in 17 countries globally. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI Level 1 compliant and Cybertrust certified. For more information, visit www.affinion.com.

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